Note: Portions of this exhibit indicated by [*] are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of the Company’s confidential treatment request.

INDEPENDENT PRACTICE ASSOCIATION PARTICIPATION AGREEMENT

COVER SHEET

General Information
IPA Name: Metcare of Florida, Inc

Federal Tax ID Number: 65-0879131

IPA UPIN:

Service Address
Service Address: 250 South Australian Ave., Ste 400

City: West Palm Beach

State: Florida

Zip: 33401

Contact Person Name:

Email Address:

Telephone Number: 561-805-8500

Facsimile (FAX) Number: 561-805-8501

County: Palm Beach

Billing Address
Billing Address: Same as Above

City:

State:

Zip:

Contact Person Name:

Email Address:

Telephone Number:

Facsimile (FAX) Number:

For Humana Use Only

Nomination ☐ Yes ☐ No

INDEPENDENT PRACTICE ASSOCIATION PARTICIPATION AGREEMENT

This Independent Practice Association Participation Agreement ("Agreement") is made and entered into by and between the party named on the signature page below (hereinafter referred to as "IPA") and Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc. and their affiliates that underwrite or administer health plans (hereinafter referred to as “Humana”).

RELATIONSHIP OF THE PARTIES

1.1
In performance of their respective duties and obligations hereunder, Humana and IPA, and IPA’s respective employees and agents, are at all times acting and performing as independent contractors, and neither party, nor their respective employees and agents, shall be considered the partner, agent, servant, employee of, or joint venturer with, the other party. Unless otherwise agreed to herein, the parties acknowledge and agree that neither IPA nor Humana will be liable for the activities of the other nor the agents and employees of the other, including but not limited to, any liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind or nature by or on behalf of any person, party or governmental authority arising out of or in connection with: (i) any failure to perform any of the agreements, terms, covenants or conditions of this Agreement; (ii) any negligent act or omission or other misconduct; (iii) the failure to comply with any applicable laws, rules or regulations; or (iv) any accident, injury or damage to persons or property. Notwithstanding anything to the contrary contained herein, IPA further agrees to and hereby does indemnify, defend and hold harmless Humana from any and all claims, judgments, costs, liabilities, damages and expenses whatsoever, including reasonable attorneys' fees, arising from any acts or omissions in the provision by IPA of medical services to Members. This provision shall survive termination or expiration of this Agreement.

1.2
The parties agree that Humana’s affiliates whose Members receive services hereunder do not assume joint responsibility or liability between or among such affiliates for the acts or omissions of such other affiliates.

SERVICES TO MEMBERS

2.1
Subject at all times to the terms of this Agreement, IPA agrees to provide or arrange for medical and related health care services to individuals designated by Humana (herein referred to as “Members”) with an identification card or other means of identifying them as Members covered under a self-funded or fully insured health benefits plan to which IPA has agreed to participate as set forth in the product participation list attachment.

2.2
IPA agrees to provide IPA’s services to individuals covered under other third party payors’ (hereinafter referred to as “Payor” or “Payors”) health benefits contracts (hereinafter referred to as "Plan" or “Plans”) and agrees to comply with such Payors’ policies and procedures. For Covered Services rendered to such individuals, IPA acknowledges and agrees that all rights and responsibilities arising with respect to benefits to such individuals shall be subject to the terms of the Payor Plan covering such individuals. Individuals covered under such Plans will have an identification card as a means of identifying the Payor Plan which provides coverage. Such identification cards will display the Humana logo and/or name.

2.3
For Covered Services provided to those individuals identified in Section 2.2 above, Payor will make payments for Covered Services directly to IPA in accordance with the terms and conditions of this Agreement and the rates set forth in the payment attachment applicable to the Plan type of such individual. IPA agrees that in no event, including, but not limited to, nonpayment by Payor, or Payor’s insolvency, shall IPA bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Humana for services provided by IPA to Plans’ members. This provision shall not prohibit collection by IPA from Plans’ members for non-covered services and/or member cost share amounts in accordance with the terms of the applicable member Plan. Payors Plans will provide appropriate steerage mechanisms including benefit designs and/or IPA directory and web site listings to ensure their covered individuals will have incentives to utilize IPA’s services. All obligations of IPA under this Agreement with respect to Humana’s Members shall equally apply to the individuals identified in Section 2.2 above.

IPA_FL_08152006	1

THIRD PARTY BENEFICIARIES

3.1
Except as is otherwise specifically provided in this Agreement, the parties have not created and do not intend to create by this Agreement any rights in other parties as third party beneficiaries of this Agreement, including, without limitation, Members.

SCOPE OF AGREEMENT

4.1
This Agreement sets forth the rights, responsibilities, terms and conditions governing: (i) the status of IPA and IPA’s employees, subcontractors and/or independent contractors as health care providers (hereinafter referred to as "Participating Providers") providing health care services; and (ii) IPA’s provision of professional medical services (hereinafter referred to as "IPA Services") to Members. All terms and conditions of this Agreement which are applicable to “IPA” are equally applicable to each Participating Provider, unless the context requires otherwise.

4.2
IPA represents and warrants that it is authorized to negotiate terms and conditions of provider agreements, including this Agreement, and further to execute such agreements for and on behalf of itself and its Participating Providers. IPA further represents and warrants that Participating Providers will abide by the terms and conditions of this Agreement, including each of IPA’s employed, subcontracted or independently contracted IPAs. The parties acknowledge and agree that nothing contained in this Agreement is intended to interfere with or hinder communications between IPA and Members regarding the Members’ medical conditions or treatment options, and IPA acknowledges that all patient care and related decisions are the sole responsibility of IPA and Humana does not dictate or control clinical decisions with respect to the medical care or treatment of Members.

4.3
IPA acknowledges and agrees that with respect to self-funded groups, unless otherwise provided herein, Humana’s responsibilities hereunder are limited to provider network administration and/or claims processing.

SUBCONTRACTING PERFORMANCE

5.1
IPA shall provide directly, or through appropriate agreements with IPAs and other licensed health care professionals and/or providers, IPA Services for Members. It is understood and agreed that IPA shall maintain written agreements with Participating Providers, if any, in a form comparable to, and consistent with, the terms and conditions established in this Agreement. IPA’s downstream provider agreements, if any, shall include terms and conditions which comply with all applicable requirements for provider agreements under state and federal laws, rules and regulations. In the event of a conflict between the language of the downstream provider agreements and this Agreement, the language in this Agreement shall control.

5.2
IPA shall provide Humana an executed letter of agreement (in a form substantially similar to the form attached hereto as the letter of agreement attachment) for each Participating Provider who is a IPA and who is subcontracted or independently contracted with IPA prior to the provision of services by such Participating Provider to Members. Such Participating Providers, if any, who do not execute a letter of agreement may not participate under this Agreement and may not be listed in Humana’s provider directories.

IPA_FL_08152006	2

TERM AND TERMINATION

6.1
The term of this Agreement shall commence on _______________________, 20____ (the "Effective Date”). The initial term of this Agreement shall be for five (5) years (hereinafter referred to as “Initial Term”). This Agreement shall automatically renew for subsequent one (1) year terms unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to the end of the initial term or any subsequent renewal terms.

6.2
Notwithstanding anything to the contrary herein, after the Initial Term, either party may terminate this Agreement without cause by providing to the other party one hundred and twenty (120) days prior written notice of termination.

6.3
Humana may terminate this Agreement, or any individual Participating Provider, immediately upon written notice to IPA, stating the cause for such termination, in the event: (i) IPA's, or any individual Participating Provider's, continued participation under this Agreement may adversely affect the health, safety or welfare of any Member or brings Humana or its health care networks into disrepute; (ii) IPA or any individual Participating Provider fails to meet Humana’s credentialing or re-credentialing criteria; (iii) IPA or any individual Participating Provider is excluded from participation in any federal health care program; (iv) IPA or any individual Participating Provider voluntarily or involuntarily seeks protection from creditors through bankruptcy proceedings or engages in or acquiesces to receivership or assignment of accounts for the benefit of creditors; or (v) Humana loses its authority to do business in total or as to any limited segment of business, but then only as to that segment.

6.4
In the event of a breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon at least sixty (60) days prior written notice to the breaching party, which notice shall specify in detail the nature of the alleged breach; provided, however, that if the alleged breach is susceptible to cure, the breaching party shall have thirty (30) days from the date of receipt of notice of termination to cure such breach, and if such breach is cured, then the notice of termination shall be void of and of no effect. If the breach is not cured within the thirty (30) day period, then the date of termination shall be that date set forth in the notice of termination. Notwithstanding the foregoing, any breach related to credentialing or re-credentialing, quality assurance issues or alleged breach regarding termination by Humana in the event that Humana determines that continued participation under this Agreement may affect adversely the health, safety or welfare of any Member or bring Humana or its health care networks into disrepute, shall not be subject to cure and shall be cause for immediate termination upon written notice to IPA.

6.5
IPA agrees that the notice of termination or expiration of this Agreement shall not relieve IPA’s obligation to provide or arrange for the provision of IPA Services through the effective date of termination or expiration of this Agreement.

POLICIES AND PROCEDURES

7.1
IPA agrees to comply with Humana’s quality assurance, quality improvement, accreditation, risk management, utilization review, utilization management and other administrative policies and procedures established and revised by Humana from time to time and, in addition, those policies and procedures which are set forth in Humana’s Physician Administration Manual, or its successor (hereinafter referred to as the “Manual”), and bulletins or other written materials that may be promulgated by Humana from time to time to supplement the Manual. The Manual and updated policies and procedures may be issued and distributed by Humana in electronic format. Paper copies may be obtained by IPA upon written request. Revisions to such policies and procedures shall become binding upon IPA ninety (90) days after such notice to IPA by mail or electronic means, or such other period of time as necessary for Humana to comply with any statutory, regulatory and/or accreditation requirements.

7.2	Humana shall maintain an authorization procedure for IPA to verify coverage of Members under a Humana health benefits contract.

7.3
IPA agrees that it shall obtain preadmission authorization or provide admission notification with respect to Member inpatient admissions. IPA recognizes that failure to notify Humana of Member admission could result in limitation on Humana's ability to administer Members’ benefits. In the event that IPA fails to obtain preadmission authorization or notify Humana of a Member inpatient admission, the IPA’s claim will be pended and may either not be paid (if it is not Medically Necessary) or be subject to an administrative reduction in an amount equal to ~~a~~ fifty percent (50%) of the allowed amount. IPA agrees it shall not balance bill the Member for the amount of the reduction in payment. In the event the reduction described herein is effected, the Member's Copayments, if any, will be adjusted accordingly

IPA_FL_08152006	3

CREDENTIALING AND PROFESSIONAL LIABILITY INSURANCE

8.1
Participation under this Agreement by IPA and Participating Providers is subject to the satisfaction of all applicable credentialing and re-credentialing standards established by Humana. IPA shall provide Humana, or its designee, information necessary to ensure compliance with such standards at no cost to Humana or its designee. IPA agrees to use electronic credentialing and recredentialing processes when administratively feasible. IPA, as applicable, and all Participating Providers providing IPA Services to Humana Members shall be credentialed in accordance with Humana’s credentialing process prior to receiving participating status with Humana.

8.2
IPA shall maintain, at no expense to Humana, policies of comprehensive general liability, professional liability, and workers' compensation coverage as required by law, insuring IPA and IPA’s employees and agents against any claim or claims for damages arising as a result of injury to property or person, including death, occasioned directly or indirectly in connection with the provision of IPA Services contemplated by this Agreement and/or the maintenance of IPA’s facilities and equipment. Upon request, IPA shall provide Humana with evidence of said coverage, of which minimum professional liability coverage shall be two hundred and fifty thousand dollars ($250,000) per occurrence and seven hundred and fifty thousand dollars ($750,000) in the aggregate, or as required by state law. IPA shall provide Humana with written notice at least ten (10) days prior to any cancellations and/or modifications in the coverage. IPA shall within ten (10) business days following service upon IPA, or such other period of time as may be required by any applicable law, rule or regulation, notify Humana in writing of any Member lawsuit alleging malpractice involving a Member.

PROVISION OF MEDICAL SERVICES

9.1
IPA shall provide Members all available medical services within the normal scope of and in accordance with IPA’s: (a) licenses and certifications, and (b) privileges to provide certain services based upon IPA’s qualifications as determined by Humana. IPA agrees to comply with all requests for information related to IPA’s qualifications in connection with Humana’s determination whether to extend privileges to provide certain services and/or procedures to Members. IPA shall not bill, charge, seek payment or have any recourse against Humana or Members for any amounts related to the provision of IPA Services for which Humana has notified IPA that privileges to perform such services have not been extended.

9.2
IPA shall maintain all office medical equipment including, but not limited to, imaging, diagnostic and/or therapeutic equipment (hereinafter referred to as “Equipment”) in acceptable working order and condition and in accordance with the Equipment manufacturer’s recommendations for scheduled service and maintenance. Such Equipment shall be located in IPA’s office locations that promote patient and employee safety. IPA shall provide Humana or its agents with access to such Equipment for inspection and an opportunity to review all records reflecting Equipment maintenance and service history. Such Equipment shall only be operated by qualified technicians with appropriate training and required licenses and certifications.

9.3
Equipment owned and/or operated by IPA shall comply with all standards for use of such Equipment and technician qualifications established by Humana. IPA agrees to comply with all requests for information related to Equipment and IPA’s and/or IPA’s staff, qualifications for use of same. In the event: (i) IPA’s Equipment fails to meet Humana’s standards; or (ii) IPA declines to comply with Humana’s standards for use of Equipment, IPA agrees that it will not use such Equipment while providing services to Members and shall not bill, charge, seek payment or have any recourse against Humana or Members for any amounts for services with respect to such Equipment.

STANDARDS OF PROFESSIONAL PRACTICE

10.1
IPA Services shall be made available to Members without discrimination on the basis of type of health benefits plan, source of payment, sex, age, race, color, religion, national origin, health status or disability. IPA shall provide IPA Services to Members in the same manner as provided to their other patients and in accordance with prevailing practices and standards of the profession.

IPA_FL_08152006	4

MEDICAL RECORDS

11.1
IPA shall prepare, maintain and retain as confidential the medical records of all Members receiving IPA Services, and Members’ other personally identifiable health information received from Humana, in a form and for time periods required by applicable state and federal laws, licensing requirements, accreditation and reimbursement rules and regulations to which IPA is subject, and in accordance with accepted medical practice. IPA shall obtain authorization of Members permitting Humana, and/or any state or federal agency as permitted by law, to obtain a copy and have access, upon reasonable request, to any medical record of Member related to services provided by IPA pursuant to applicable state and federal laws. Copies of such records for the purpose of claims processing shall be made and provided by IPA at no cost to Humana or the Member.

11.2
IPA and Humana agree to maintain the confidentiality of information maintained in the medical records of Members, and information obtained from Humana through the verification of Member eligibility, as required by law. This Section 11 shall survive expiration or termination of this Agreement, regardless of the cause.

GRIEVANCE AND APPEALS PROCESS/BINDING ARBITRATION

12.1
IPA shall cooperate and participate with Humana in grievance and appeals procedures to resolve disputes that may arise between Humana and its Members. IPA and Humana further agree that in the event they are unable to resolve disputes that may arise with respect to this Agreement, IPA will first exhaust any internal Humana administrative review or appeal procedures prior to submitting any matters to binding arbitration.

12.2
In the event of a dispute between IPA and Humana which is not resolved as set forth in Section 22 below, or which the parties cannot settle by mutual agreement, the dispute shall be resolved by binding arbitration, conducted by a single arbitrator selected by the parties from a panel of arbitrators proposed by the American Arbitration Association (“AAA”). This applies, without limitation, to any dispute arising out of the parties’ business relationship, including allegations or claims involving violations of state or federal laws or regulations. In the event the parties cannot agree on the arbitrator, then the arbitrator shall be appointed by the AAA. The arbitration shall be conducted in Ft. Lauderdale, Florida, in accordance with and subject to the Commercial Arbitration Rules of the AAA then in effect, or under such other mutually agreed upon guidelines. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for judicial acceptance and enforcement of the award, as applicable law may require or allow. The submission of any dispute to arbitration shall not adversely affect either party’s right to seek preliminary injunctive relief with respect to an actual or threatened termination, repudiation or rescission of the Agreement. Except as expressly set forth in Section 22 below, the costs of any arbitration proceeding(s) hereunder shall be borne equally by the parties, and each party shall be responsible for its own attorneys’ fees and such other costs and expenses incurred related to the proceedings. Notwithstanding the preceding sentence, in the event IPA is an individual practitioner or is a group practice consisting of less than six (6) IPAs and is the prevailing party in the arbitration, then Humana shall reimburse IPA any applicable filing fees or arbitrator fees paid by IPA. Arbitrations hereunder shall be conducted solely between IPA and Humana; class-based arbitration shall not be permitted. The parties agree this Agreement is a transaction involving interstate commerce and therefore that the Federal Arbitration Act, 9 U.S.C. §1 et seq. applies.

IPA_FL_08152006	5

12.3
Notwithstanding anything to the contrary in Section 12.2 above, Section 12.2 shall not apply to any dispute between IPA and Humana: (i) which is subject to resolution through either Section 7.10 or Section 7.11 of that certain settlement agreement dated October 17, 2005 between Humana Inc. and Humana Health Plan, Inc. and the representative plaintiffs, the signatory medical societies, and class counsel (“MDL Settlement”); and (ii) for which IPA seeks resolution pursuant thereto; provided, however, any dispute subject to resolution under Section 7.11 of the MDL Settlement which does not result in a binding determination on the parties pursuant to the terms of Section 7.11 and for which IPA desires to continue to pursue shall be resolved by binding arbitration in accordance with Section 12.2 of this Agreement. A description of Sections 7.10 and 7.11 of the MDL Settlement are set forth in the Manual. All final determinations rendered in accordance with Sections 7.10 or 7.11 of the MDL Settlement are binding upon IPA and Humana. Notwithstanding anything to the contrary in this Section 12.3 or in Section 22.1 below, at Humana's option, Sections 7.10 or 7.11 or the MDL Settlement shall not apply to any physician, including a Participating Provider, who has opted-out of the MDL Settlement.

USE OF IPA’S NAME

13.1
Humana may include the following information in any and all marketing and administrative materials published or distributed in any medium: IPA’s name, telephone number, address, office hours, type of practice or specialty, hospital affiliation, Internet web-site address, and the names of Participating Providers, including IPAs providing care at IPA’s office, and hospital affiliation, board certification, and other education and training history, if applicable, of Participating Providers. Humana will provide IPA with access to such information or copies of such administrative or marketing materials upon request.

13.2
IPA may advertise or utilize marketing materials, logos, trade names, service marks, or other materials created or owned by Humana after obtaining Humana’s written consent. IPA shall not acquire any right or title in or to such materials as a result of such permissive use.

13.3	IPA agrees to allow Humana to distribute a public announcement of IPA’s affiliation with Humana.

PAYMENT

14.1
IPA shall accept payment from Humana for those services for which benefits are payable under a Member’s health benefits contract (hereinafter referred to as “Covered Services”) provided to Member in accordance with the reimbursement terms in the payment attachment. IPA shall collect directly from Member any co-payment, coinsurance, or other member cost share amounts (hereinafter referred to as "Copayments") applicable to the Covered Services provided and shall not waive, discount or rebate any such Copayments. Payments made in accordance with the payment attachment less the Copayments owed by Members pursuant to their health benefits contracts shall be accepted by IPA as payment in full from Humana for all Covered Services. This provision shall not prohibit collection by IPA from Member for any services not covered under the terms of the applicable Member health benefits contract. A reduction in payment as a result of claims policies and/or processing procedures is not an indication that the service provided is a non-covered service.

14.2
IPA agrees that payment may not be made by Humana for services rendered to Members which are determined by Humana not to be Medically Necessary. “Medically Necessary” (or “Medical Necessity”), unless otherwise defined by applicable law, shall mean health care services that a physician, exercising prudent clinical judgment, would provide to a patient for the purpose of preventing, evaluating, diagnosing or treating an illness, injury, disease or its symptoms, and that are (a) in accordance with generally accepted standards of medical practice; (b) clinically appropriate, in terms of type, frequency, extent, site and duration, and considered effective for the patient’s illness, injury or disease; and (c) not primarily for the convenience of the patient, physician, or other health care provider, and not more costly than an alternative service or sequence of services at least as likely to produce equivalent therapeutic or diagnostic results as to the diagnosis or treatment of that patient’s illness, injury or disease. For these purposes, “generally accepted standards of medical practice” means standards that are based on credible scientific evidence published in peer-reviewed medical literature generally recognized by the relevant medical community, physician specialty society recommendations and the views of physicians practicing in relevant clinical areas and any other relevant factors. IPA agrees that in the event of a denial of payment for IPA Services rendered to Members determined not to be Medically Necessary by Humana, that IPA shall not bill, charge, seek payment or have any recourse against Member for such services. Notwithstanding the immediately preceding sentence, IPA may bill the Member for services determined not to be Medically Necessary if IPA provides the Member with advance written notice that: (a) identifies the proposed services, (b) informs the Member that such services may be deemed by Humana to be not Medically Necessary, and (c) provides an estimate of the cost to the Member for such services and the Member agrees in writing in advance of receiving such services to assume financial responsibility for such services.

IPA_FL_08152006	6

14.3
IPA agrees that Humana may recover overpayments made to IPA by Humana by offsetting such amounts from later payments to IPA, including, without limitation, making retroactive adjustments to payments to IPA for errors and omissions relating to data entry errors and incorrectly submitted claims or incorrectly applied discounts. Humana shall provide IPA thirty (30) days advance written notice of Humana’s intent to offset such amounts prior to deduction of any monies due. If IPA does not refund said monies or request review of the overpayments described in the notice within thirty (30) days following receipt of notice from Humana, Humana may without further notice to IPA deduct such amounts from later payments to IPA. Humana may make retroactive adjustments to payments for a period not to exceed eighteen (18) months from original date of payment or such other period as may be required by applicable law.

14.4
 In the event Humana has access to IPA’s, or a Participating Provider’s, services through one or more other agreements or arrangements in addition to this Agreement, Humana will determine under which agreement or arrangement payment for Covered Services will be made.

14.5	Nothing contained in this Agreement is intended by Humana to be a financial incentive or payment that directly or indirectly acts as an inducement for IPA to limit Medically Necessary services.

SUBMISSION OF CLAIMS

15.1
IPA shall submit all claims to Humana or its designee, as applicable, using the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) compliant 837 electronic format, or a CMS 1500 and/or UB-92, or their successors, within one hundred eighty (180) days from the later of: (i) the date of service; or (ii) the date of IPA’s receipt of the explanation of benefits from the primary payor when Humana is the secondary payor; provided, however, all claims under self-insured plans must be submitted within ninety (90) days of the date of service. Notwithstanding the foregoing, self-insured plans may specify a shorter period of time in which claims must be submitted. Humana may, in its sole discretion, deny payment for any claim(s) received by Humana after the later of the dates specified above. IPA acknowledges and agrees that Members shall not be responsible for any payments to IPA except for applicable Copayments and non-covered services provided to such Members

15.2
Humana will process IPA claims which are accurate and complete in accordance with Humana’s normal claims processing procedures and applicable state and/or federal laws, rules and regulations with respect to the timeliness of claims processing. Such claims processing procedures may include, without limitation, automated systems applications which identify, analyze and compare the amounts claimed for payment with the diagnosis codes and which analyze the relationships among the billing codes used to represent the services provided to Members. These automated systems may result in an adjustment of the payment to the IPA for the services or in a request, prior to payment, for the submission for review of medical records that relate to the claim. A reduction in payment as a result of claims policies and/or processing procedures is not an indication that the service provided is a non-covered service. In no event may IPA bill a member for any amount adjusted in payment.

15.3
IPA shall use best efforts to submit all claims to Humana by electronic means available and accepted as industry standards that are mutually agreeable, and which may include claims clearinghouses or electronic data interface companies used by Humana. IPA acknowledges that Humana may market certain products that will require electronic submission of claims in order for IPA to participate.

IPA_FL_08152006	7

COORDINATION OF BENEFITS

16.1
When a Member has coverage, other than with Humana, which requires or permits coordination of benefits from a third party payor in addition to Humana, Humana will coordinate its benefits with such other payor(s). In all cases, Humana will coordinate benefits payments in accordance with applicable laws and regulations and in accordance with the terms of its health benefits contracts. When permitted to do so by such laws and regulations and by its health benefits contracts, Humana will pay the lesser of: (i) the amount due under this Agreement; (ii) the amount due under this Agreement less the amount payable or to be paid by the other payor(s); or (iii) the difference between allowed billed charges and the amount paid by the other payor(s). In no event, however, will Humana, when its plan is a secondary payor, pay an amount, which, when combined with payments from the other payor(s), exceeds the rates set out in this Agreement; provided, however, if Medicare is the primary payer, Humana will, to the extent required by applicable law, regulation or Centers for Medicare and Medicaid Services (“CMS”) Office of Inspector General (“OIG”) guidance, pay IPA an amount up to the amount Humana would have paid, if it had been primary, toward any applicable unpaid Medicare deductible or coinsurance.

NO LIABILITY TO MEMBER FOR PAYMENT

17.1
IPA agrees that in no event, including, but not limited to, nonpayment by Humana, Humana’s insolvency or breach of this Agreement, shall IPA or any Participating Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members or persons other than Humana (or the payor issuing the health benefits contract administered by Humana) for Covered Services provided by IPA. This provision shall not prohibit collection by IPA from Member for any non-covered service and/or Copayments in accordance with the terms of the applicable Member health benefits contract.

17.2
IPA further agrees that: (i) this provision shall survive the expiration or termination of this Agreement regardless of the cause giving rise to expiration or termination and shall be construed to be for the benefit of the Member; (ii) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between IPA and Member or persons acting on their behalf; and (iii) this provision shall apply to all employees, agents, trustees, assignees, subcontractors, and independent contractors of IPA, and IPA shall obtain from such persons specific agreement to this provision.

17.3
Any modification to this Section 17 shall not become effective unless approved by the Commissioner of Insurance, in the event such approval is required by applicable state law or regulation, or such changes are deemed approved in accordance with state law or regulation.

ACCESS TO INFORMATION

18.1
IPA agrees that Humana, or any state or federal regulatory agency as required by law, shall have reasonable access and an opportunity to examine IPA’s financial and administrative records as they relate to services provided to Members during normal business hours, on at least seventy-two (72) hours advance notice, or such shorter notice as may be imposed on Humana by a federal or state regulatory agency or accreditation organization.

NEW PRODUCT INTRODUCTION

19.1
From time to time during the term of this Agreement, Humana may develop or implement new products. Should Humana offer participation in any such new product to IPA, IPA shall be provided with ninety (90) days' written notice prior to the implementation of such new product. If IPA does not object in writing to its participation in such new product within such ninety (90) day notice period, IPA shall be deemed to have accepted participation in the new product. In the event IPA objects to its participation in a new product, the parties shall confer in good faith to reach agreement on the terms of IPA’s participation. If agreement on such new product cannot be reached, such new product shall not apply to this Agreement. Humana may in its discretion, establish, develop, manage and market provider networks in which IPA may not be selected to participate.

IPA_FL_08152006	8

ASSIGNMENT AND DELEGATION

20.1
The assignment by IPA of this Agreement or any interest hereunder shall require notice to and the written consent of Humana. As used in this paragraph, the term “assignment” shall also include a change of control in IPA’s practice by merger, consolidation, transfer, or the sale of thirty-three percent (33%) or more stock or other ownership interest in IPA’s practice. Any attempt by IPA to assign this Agreement or any interest hereunder without complying with the terms of this paragraph shall be void and of no effect, and Humana, at its option, may elect to terminate this Agreement upon thirty (30) days written notice to IPA, without any further liability or obligation to IPA. Humana may assign this Agreement in whole or in part to any purchaser of or successor to the assets or operations of Humana, or to any affiliate of Humana, provided that the assignee agrees to assume Humana’s obligations under this Agreement. Upon notice of an assignment by Humana, IPA may terminate this Agreement upon thirty (30) days written notice to Humana.

COMPLIANCE WITH REGULATORY REQUIREMENTS

21.1
IPA acknowledges, understands and agrees that this Agreement may be subject to the review and approval of state regulatory agencies with regulatory authority over the subject matter to which this Agreement may be subject. Any modification of this Agreement requested by such agencies or required by applicable law or regulations shall be incorporated herein as provided in Section 23.10, of this Agreement.

21.2
IPA and Humana agree to be bound by and comply with the provisions of all applicable state and/or federal laws, rules and regulations. The alleged failure by either party to comply with applicable state and/or federal laws, rules or regulations shall not be construed as allowing either party a private right of action against the other in any court, administrative or arbitration proceeding in matters in which such right is not recognized or authorized by such law or regulation.  IPA and Participating Providers agree to procure and maintain for the term of this Agreement all license(s) and/or certification(s) as is required by applicable law and Humana’s policies and procedures. IPA shall notify Humana immediately of any changes in licensure or certification status of IPA or Participating Providers. If IPA or any individual Participating Provider violates any of the provisions of applicable state and/or federal laws, rules and regulations, or commits any act or engages in conduct for which IPA’s or Participating Providers’ professional licenses are revoked or suspended, or otherwise is restricted by any state licensing or certification agency by which IPA or Participating Providers are licensed or certified, Humana may immediately terminate this Agreement or any individual Participating Provider.

DISPUTE RESOLUTION/LIMITATIONS ON PROCEEDINGS

22.1
IPA may contest the amount of the payment, denial or nonpayment of a claim only within a period of eighteen (18) months following the date such claim was paid, denied or not paid by the required date by Humana. In order to contest such payments, IPA shall provide to Humana, at a minimum, in a clear and acceptable written format, the following information: Member name and identification number, date of service, relationship of the Member to the patient, claim number, name of the provider of the services, charge amount, payment amount, the allegedly correct payment amount, difference between the amount paid and the allegedly correct payment amount, and a brief explanation of the basis for the contestation. Humana will review such contestation(s) and respond to IPA within thirty (30) days of the date of receipt by Humana of such contestation. Notwithstanding the foregoing, in the event the claims contestation is subject to resolution under Section 7.11 of the MDL Settlement, IPA may elect to pursue resolution thereunder in lieu of the contestation procedure set forth in this Section 22.1; provided, however, any commencement of an appeal under Section 7.11 shall be brought within the eighteen (18) month timeframe set forth in this Section 22.1 or shall otherwise be barred. Further, in the event IPA fails to exercise the contestation rights set forth in this Section 22.1, IPA shall not be entitled to pursue an appeal under Section 7.10 of the MDL Settlement.

IPA_FL_08152006	9

22.2
In the event of a determination, following either the review of the claims contestations by Humana, or following the arbitration proceedings described in Section 12.2 above, that the claims in dispute, in the aggregate, were processed and paid correctly, IPA shall, upon request of Humana, reimburse Humana for its costs in reviewing the claims contestations and reprocessing the claims and, in the event the matter was submitted by either party for arbitration, the costs and expenses, and attorneys fees incurred by Humana that are attributable to the arbitration proceeding. In the event of a determination, following either the review of the claims contestations by Humana or following the arbitration proceedings described in Section 12.2 above, that the claims in dispute, in the aggregate, were not processed and paid correctly by Humana, Humana shall, upon request of IPA, reimburse IPA’s costs in preparing the claims contestation submission to Humana, and, in the event the matter was submitted by either party for arbitration, the costs and expenses, and attorneys fees incurred by IPA that are attributable to the mediation or arbitration proceeding.

MISCELLANEOUS PROVISIONS

23.1
SEVERABILITY. If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law, that part shall be reformed, if possible, to conform to law, and if reformation is not possible, that part shall be deleted, and the other parts of this Agreement shall remain fully effective.

23.2
GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of Florida. The parties agree that applicable state and/or federal laws and/or regulations may make it necessary to include in this Agreement specific provisions relevant to the subject matter contained herein. Such state law provisions, if any, are set forth in the state law coordinating provisions attachment hereto. Such federal law provisions, if any, are set forth in the Medicare Advantage provisions attachment hereto. The parties agree to comply with any and all such provisions and in the event of a conflict between the provisions in the state law coordinating provisions attachment and/or the Medicare Advantage provisions attachment and any other provisions in this Agreement, the provisions in those attachments, as applicable, shall control. In the event that state and/or federal laws and/or regulations enacted after the Effective Date expressly require specific language be included in this Agreement, such provisions are hereby incorporated by reference without further notice by or action of the parties and such provisions shall be effective as of the effective date stated in such laws, rules or regulations.

23.3
WAIVER. The waiver, whether express or implied, of any breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent or continuing breach of the same provision. In addition, the waiver of one of the remedies available to either party in the event of a default or breach of this Agreement by the other party shall not at any time be deemed a waiver of a party's right to elect such remedy at any subsequent time if a condition of default continues or recurs.

23.4
NOTICES. Any notices, requests, demands or other communications, except notices of changes in policies and procedures pursuant to Section 7, required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given: (i) on the date of personal delivery; or (ii) provided such notice, request, demand or other communication is received by the party to which it is addressed in the ordinary course of delivery: (a) on the third day following deposit in the United States mail, postage prepaid or by certified mail, return receipt requested; (b) on the date of transmission by facsimile transmission; or (c) on the date following delivery to a nationally recognized overnight courier service, each addressed to the other party at the address set forth below their respective signatures to this Agreement, or to such other person or entity as either party shall designate by written notice to the other in accordance herewith. Humana may also provide such notices to IPA by electronic means to the e-mail address of IPA set forth on the Cover Sheet to this Agreement or to other e-mail addresses IPA provides to Humana by notice as set forth herein. Unless a notice specifically limits its scope, notice to any one party included in the term “IPA” or “Humana” shall constitute notice to all parties included in the respective terms.

23.5
CONFIDENTIALITY. IPA agrees that the terms of this Agreement and information regarding any dispute arising out of this Agreement are confidential, and agrees not to disclose the terms of this Agreement nor information regarding any dispute arising out of this Agreement to any third party without the express written consent of Humana, except pursuant to a valid court order, or when disclosure is required by a governmental agency. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that IPA may discuss the payment methodology included herein with Members requesting such information.

IPA_FL_08152006	10

23.6
COUNTERPARTS, HEADINGS AND CONSTRUCTION. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. The headings in this Agreement are for reference purposes only and shall not be considered a part of this Agreement in construing or interpreting any of its provisions. Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. It is the parties desire that if any provision of this Agreement is determined to be ambiguous, then the rule of construction that such provision is to be construed against its drafter shall not apply to the interpretation of the provision.

23.7	INCORPORATION OF ATTACHMENTS. All attachments attached hereto are incorporated herein by reference.

23.8
FORCE MAJEURE. Neither party to this Agreement shall be deemed to breach its obligations under this Agreement if that party's failure to perform under the terms of this Agreement is due to an act of God, riot, war or natural disaster.

23.9
ENTIRE AGREEMENT. This Agreement, including the attachments, addenda and amendments hereto and the documents incorporated herein, constitutes the entire agreement between Humana and IPA with respect to the subject matter hereof, and it supersedes any prior or contemporaneous agreements, oral or written, between Humana and IPA.

23.10
MODIFICATION OF AGREEMENT.  This Agreement may be amended in writing as mutually agreed upon by IPA and Humana. In addition, Humana may amend this Agreement upon ninety (90) days' written notice to IPA. Failure of IPA to object in writing to such amendment during the ninety (90) day notice period shall constitute acceptance of such amendment by IPA.

23.11
MATERIAL ADVERSE CHANGES. Notwithstanding anything to the contrary in Sections 6, 7.1, 19.1, 23.10 or the payment attachment, in the event Humana makes a material adverse change in the terms of this Agreement it shall provide at least ninety (90) days written notice to IPA of such change; except where a shorter notice period is required to comply with applicable law or regulation. If IPA objects to the change that is the subject of the notice, then IPA must within thirty (30) days of the date of the notice give written notice of termination of this Agreement which notice shall be effective at the end of the notice period of the material adverse change; provided, however, if Humana provides written notice within sixty-five (65) days of the date of the original notice of the material adverse change that it will not implement such change as to IPA, then IPA’s notice of termination shall be of no force or effect.

CONTRACTING LIMITATIONS

24.1
Unless otherwise agreed to in writing by Humana, IPA and its affiliated companies agree not to enter into any risk contract (including global, full and limited risk and capitated contracts) with any other health maintenance organization, health insurance company, health benefits organization, prepaid health plan or similar entity providing prepaid health services and/or any affiliated companies thereof and who underwrite, administer, market or otherwise participate in the Medicare Advantage (formerly known as Medicare+Choice) program and have a contract with the Centers for Medicare and Medicaid Services covering the following counties in the State of Florida, specifically: Martin, St. Lucie, Okeechobee and Glades counties (“Medicare Advantage Competitor”). Failure to comply with the provisions of this paragraph will constitute cause for termination of the Agreement.

24.2
IPA represents and warrants that the execution, delivery and performance of the terms of the “Contracting Limitations” provision does not and will not constitute a breach of any other contract to which IPA is subject.

IPA_FL_08152006	11

24.3
The parties agree that this “Contracting Limitations” Section 24 does not in any way: (a) require IPA to terminate his/her/its relationship with any Medicare Advantage Competitor or patient; or (b) restrict IPA’s ability to treat patients, including those currently enrolled in a Medicare Advantage Competitor, on a self-pay and/or out-of-network and/or emergency basis; or (c) apply or relate to any of IPA’s contractual relationships with health maintenance organizations, health insurance companies, health benefits organizations, prepaid health plans or similar entities providing coverage for health services and/or any affiliated companies thereof as they apply to commercial or self-insured programs or plans.

24.4	The parties hereby agree that this “Contracting Limitations” Section 24 shall terminate on December 31, 2013 (the “Contracting Limitations Termination Date”)

NON-SOLICITATION

25.1
IPA acknowledges that Humana has invested and will invest substantial resources including funds, time, effort and goodwill in building a roll of Medicare Advantage Members to be treated by IPA or IPA Participating Provider. Therefore, IPA agrees that IPA and or any of IPA’s Participating Providers, employees, principals or financially related entities, shall not solicit, persuade, induce, coerce or otherwise cause the disenrollment of any Medicare Advantage Member at any time, directly or indirectly. If thirty-five (35) or more Medicare Members assigned to an individual IPA Participating Provider disenroll from Humana due to IPA’s directly or indirectly soliciting, persuading, inducing, coercing or otherwise causing the disenrollment of such Medicare Advantage Members to be treated by IPA or IPA's Participating Provider, employees, principals or other financially related entity under some other prepaid health care benefit plan other than Humana's, IPA shall pay Humana the amount of three thousand dollars ($3,000.00) for each disenrolled Medicare Advantage Member who is treated by IPA, or any of IPA’s Participating Provider, employees, principals or any financially related entity. IPA hereby agrees to agree that this amount is not a penalty and constitutes liquidated damages in as much as the actual damages are not and cannot be ascertained at the time of the execution of this Agreement. IPA understands that this liquidated damages clause does not apply to or require payment from the Medicare Advantage Members under any circumstance. IPA further acknowledges and agrees that in the event of termination of this Agreement, the amount calculated by Humana herein as liquidated damages shall be deducted from any amount Humana may owe IPA including, but not limited to any surplus amount owed for services rendered by IPA to Members as per the Payment Attachment referenced in this Agreement.

25.2
Humana agrees with IPA that this paragraph shall not be applicable in the case of any Medicare Advantage Member who disenrolls and is treated by IPA or anyone else as a private patient (i.e. the Medicare Advantage Member does not enroll in another Medicare Advantage plan.) In addition, Medicare Advantage Members who were patients prior to IPA’s participation as a Humana Participating Provider under this Agreement or any other prior participating agreement with Humana, are excluded from this provision, if the IPA can furnish documentation to Humana in the form of a list of his/her patients prior to becoming a Humana Participating Provider. IPA has the obligation to and agrees to notify Humana immediately of the name of any Medicare Advantage Member of former Medicare Advantage Member treated by IPA or IPA Participating Provider or any other person covered by this provision. This paragraph shall survive for twelve (12) months following the termination or expiration of this Agreement, except in the event that IPA terminates this Agreement for material breach of this Agreement by Humana, which material breach is finally adjudicated by a court of competent jurisdiction or is finally adjudicated by an arbitrator through binding arbitration conducted in accordance with Section 12.

HUMANA CONTRACTING LIMITATIONS

26.1	[*]

26.2	[*]

IN WITNESS WHEREOF, the parties have the authority necessary to bind the entities identified herein and have executed this Agreement to be effective as of the Effective Date.
IPA_FL_08152006	12

IPA/AUTHORIZED SIGNATORY	HUMANA

Signature:_________________________________	Signature: _________________________________

Printed Name:________________________________	Printed Name:________________________________

Title: ____________________________________	Title: ____________________________________

Date:____________________________________	Date: ____________________________________

Address For Notice:

IPA:	HUMANA:

250 South Australian Ave., Ste 400	3501 SW 160th Ave
West Palm Beach FL 33401	Miramar, FL 33027
Attn: Provider Contracting

Copy to:
Humana Inc.
P.O. Box 1438
Louisville, Kentucky 40201-1438
Attn: Law Department

IPA_FL_08152006	13

PRODUCT PARTICIPATION LIST
ATTACHMENT

IPA agrees to participate in the health benefits plan(s) selected below, whether self-funded or fully insured, that are offered or administered by Humana.

Health Benefits Plan (Check only those which apply)

Commercial HMO Plans	X

Commercial HMO Choice Plans		X

Commercial PPO Plans		X

Commercial POS Plans		X

Commercial EPO Plans		X

Medicare PPO Plans		X

Medicare HMO Plans		X

Medicare POS Plans		X

Medicaid HMO Plans		N/A

Traditional Plans		X

IPA_FL_08152006	14

IPA INFORMATION
ATTACHMENT

(To be provided by IPA prior to execution of this Agreement.)

The following information is to be listed below for IPA and each Participating Provider: address, phone number, fax number, tax identification number, contact person, area of specialty, office hours, and area hospitals where IPA and Participating Providers have admitting privileges and the corresponding hospital privilege category.

This Agreement is limited to IPA and Participating Providers located in the following counties in the state of Florida:

Central Region: Marion, Sumter, Lake and Polk

Gulf Coast: Lee, Charlotte, Collier, Manatee and Sarasota

Treasure Coast: Martin, St. Lucie, Okeechobee and Glades

IPA_FL_08152006	15

LETTER OF AGREEMENT
ATTACHMENT

WHEREAS, Humana Insurance Company, Humana Health Insurance Company of Florida, Inc., Humana Medical Plan, Inc., and their affiliates who underwrite or administer health plans (hereinafter referred to as "Humana") and Metcare of Florida, Inc. (hereinafter referred to as "IPA") entered into a IPA Participation Agreement (hereinafter "Agreement") on ___________________, AND

WHEREAS, IPA and Humana agreed to be bound by the terms and conditions of the Agreement, AND

WHEREAS, the undersigned IPA (hereinafter referred to as "Participating Provider") is a member of IPA, and a Participating Provider pursuant to the Agreement between IPA and Humana , AND

WHEREAS, Participating Provider acknowledges and agrees that the joinder of the Humana companies above shall not be construed as imposing joint responsibility or cross guarantee between or among Humana companies.

NOW, THEREFORE, the parties hereby agree as follows:

Participating Provider agrees to abide by all of the terms and conditions set forth in the Agreement, and to abide by all Humana policies and procedures established and revised from time to time by Humana including, but not limited to, quality assurance, quality improvement, risk management, utilization management, credentialing and recredentialing, and grievances/appeals.

Participating Provider unconditionally authorizes Humana and IPA to share information, including but not limited to credentialing, recredentialing, quality management and utilization management information as related to treatment of individuals covered under those Humana health benefits plans covered under the Agreement (hereinafter "Members"). However, it is understood expressly that the information shall not be shared with anyone not a party to the Agreement, unless required by law or pursuant to prior written consent of Participating Provider.

Participating Provider acknowledges that Participating Provider has been provided an opportunity to read the Agreement, all of the terms of which are hereby incorporated by reference.

Participating Provider further agrees that payment to IPA or Participating Provider, as applicable, from Humana, less any Copayments owed by the Member, is payment in full for health care services provided or arranged for Members in accordance with the applicable Member health benefits contract and the terms and conditions of this Agreement. Participating Provider shall look solely to IPA for payment and agrees that payments made by Humana to IPA for Covered Services rendered to Members by Participating Provider constitutes payment in full to Participating Provider.

Participating Provider further agrees that in the event of termination or expiration of the Agreement, or in the event IPA is dissolved for whatever reason, Participating Provider shall continue to provide health care services under the terms and conditions of the Agreement and Humana agrees to continue to pay Participating Provider in accordance with the fee-for-service payment arrangements stated in the payment attachment of the Agreement, for a period of one hundred and eighty (180) days after notice of dissolution of IPA or the effective date of termination or expiration of the Agreement, during which time a new IPA agreement may be negotiated between Humana and the individual Participating Provider. Humana may terminate such Participating Provider participation at any time after dissolution of IPA or termination or expiration of the Agreement upon written notice to Participating Provider.

HUMANA	PARTICIPATING PROVIDER

Signature: _________________________________	Signature: _________________________________
Print Name: ________________________________	Print Name: ________________________________
Date: ____________________________________	Date: ____________________________________

IPA_FL_08152006	16

Ownership Disclosure Form

IPA:

Metcare of Florida, Inc

(Must be indentical to the name shown on the Cover Sheet.)

STATUS:

__________________________________	Sole Proprietorship

__________________________________	Professional Association

__________________________________	Partnership or Limited Liability Company

______________X_________________________________	Corporation

List names and addresses of all principals and indicate percent of ownership, if applicable. (“Principal” means any shareholder, officer, director, partner, member, manager, joint venturer or anyone else having an ownership in or managerial control over IPA.) Attach additional sheets if necessary.

IPA_FL_08152006	17

Note: Portions of this exhibit indicated by [*] are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of the Company’s confidential treatment request.

Percentage of Premium Payment Attachment

I: PAYMENT FOR MEMBERS ASSIGNED TO IPA PRIMARY CARE PHYSICIAN(S)

A:	PAYMENT AND FUNDING ARRANGEMENTS

Humana agrees to pay IPA for Covered Services provided to Medicare HMO Members who have been assigned to IPA Primary Care Physician(s) according to the payment arrangement set forth below. IPA agrees that the payment arrangements and rates set out in below and as further identified below shall apply for Covered Services rendered to Humana Members. The following table sets out the risk shared between Humana and IPA of any surplus/deficit in the Funds.

	Total % of Premium Allocation**		Part A Fund Split IPA/HUMANA*		Part B Fund IPA/HUMANA*		Stop-Loss Fund Split IPA/HUMANA*
PRODUCT
Medicare HMO (Applicable for Calendar Year 2008)	[*]	%	[*]%/[*]	%	[*]%/[*]	%	[*]%/[*]	%
Medicare HMO (Applicable for Calendar Year 2009)	[*]	%	[*]%/[*]	%	[*]%/[*]	%	[*]%/[*]	%
Medicare HMO (Applicable for Calendar Year 2010)	[*]	%	[*]%/[*]	%	[*]%/[*]	%	[*]%/[*]	%
Medicare HMO (Applicable for Calendar Year 2011 and thereafter)	[*]	%	[*]%/[*]	%	[*]%/[*]	%	[*]%/[*]]	%

*	Percentage of surplus or deficit allocated to IPA/Humana as described herein.

**	Percentage of premium as described below in Section B.

B. PERCENT OF PREMIUM CALCULATION METHODOLOGY

I. The Medicare HMO percentage of premium shall be based on the income Humana collects from CMS and any premium from Member for each Member assigned to IPA Primary Care Physician.

II. In the event Humana changes the benefits offered under Humana's health care benefit plans, all payments, allocations, fundings and tables established or provided for under this Attachment shall be increased or decreased as may be required in order to directly reflect the actuarial change.

C. FUND DESCRIPTIONS

1. Part A Fund

A Part A Fund shall be established which will consist of the "Part A Revenue" and "Part A Expenses". The fund shall be calculated as follows:

Part A Fund Revenue

Part A Fund Revenue shall consist of amounts equal to the appropriate funding as outlined in the Funding Table for those Medicare and Medicaid Members for each product covered under this Agreement multiplied by the number of Members assigned to IPA Primary Care Physician in each category covered under this Agreement. Such amounts shall be credited to the Part A Fund as "Part A Revenue".

Part A Fund Expenses

Part A Fund Expenses shall consist of amounts equal to the claims and/or capitation paid to providers by Humana for Covered Services provided to Members assigned to IPA Primary Care Physician, plus an actuarially determined amount for claims incurred but not reported or paid (IBNR) and a catastrophic withhold amount as calculated by Humana for Part A Expenses.

Part A Expenses include, but are not limited to, costs identified for inpatient hospital (medical and surgical services), inpatient hospital psychiatric services, selected outpatient surgery procedures at Humana contracted facilities, skilled nursing home services, applicable disease management programs, home health care services, and the cost of stop-loss coverage if provided by Humana. Part A Expenses also include the cost of other Covered Services or costs which may be determined to be Part A Expenses by Humana in the normal course of business

2. Part B Fund

A Part B Fund shall be established to pay for Part B Expenses. The fund shall be calculated as follows:

Part B Fund Revenue

Part B Fund Revenue shall consist of amounts equal to the appropriate funding as outlined in the Funding Table for those Medicare and Medicaid Members for each product covered under this Agreement multiplied by the number of Members assigned to IPA Primary Care Physician in each category covered under this Agreement. Such amounts shall be credited to the Part B Fund as "Part B Revenue". The funding is LESS amounts that may be paid by Humana to IPA Primary Care Physician as a primary care capitation and amounts allocated to the Pharmacy Fund, if the Pharmacy Fund is carved out of the Part B Fund.

Part B Fund Expenses

Part B Fund Expenses shall consist of amounts equal to the claims and/or capitation paid to providers by Humana for Covered Services provided to Members assigned to IPA Primary Care Physician, plus an actuarially determined amount for claims incurred but not reported or paid (IBNR).

Part B Expenses are all costs for Covered Services not defined as Part A Expenses. Part B Expenses include, but may not be limited to, hospital based physician fees, specialists fees, hospital outpatient services, costs for applicable disease management programs, outpatient prescription drugs and the cost for stop-loss coverage if provided by Humana. Part B Expenses also include the cost of other Covered Services or costs which may be determined to be Part B Expenses by Humana in the normal course of business or as may be determined by CMS to be a Part B Covered Service.

Payment for IPA Primary Care Physician Services - Capitation

IPA agrees and shall accept as payment in full a primary care capitation payment for Medicare HMO Members which will be mailed to IPA for medical services on or about the 15th day of each month. The capitation shall be based on a mutually agreed upon amount on an actuarial equivalent for primary care services. The primary care capitation shall be carved out of the Part B Revenue Fund as defined above.

Payment for IPA Specialist Physician Services

IPA agrees to accept as payment in full Humana's Fee Schedule, or Humana’s or IPA’s Capitation Payment as applicable, or IPA's usual and customary charges, whichever is less, less any Co-payments owed by the Member, for Covered Services provided to Members. Such cost of IPA capitation or fee-for-service reimbursement will be expensed against the Part A and Part B Funds as described above.

3.  Stop-Loss Coverage

IPA shall provide and maintain a Stop-Loss program, at IPA expense, providing protection against excessive Part A and/or Part B costs for Members as required by any applicable state or federal laws, rules and regulations. The Stop-Loss program shall be funded directly by IPA, in its sole discretion, and not as a carve-out from the capitation allocated to the Part A and Part B Funds, with a stop loss insurance carrier on terms and conditions reasonably acceptable to IPA.

4. Settlement, Reconciliation and Distribution of Funds

The aforementioned Part A and Part B Funds (the “Funds”) shall be settled and reconciled as follows:

At the close of each month, after the fourth (4th) month of this Agreement, any Part A and/or Part B surpluses shall be offset by any Part A and or Part B deficits. Any resulting net surplus shall be paid the IPA on or about the end of the following month. Any resulting net deficit shall be paid to Humana upon notification by Humana of such deficits. In the event the deficit is not paid, the deficit amount will be offset against future IPA payments.

Prior to the distribution of monies from any of the Funds, an actuarially justified reserve for incurred but not reported or paid (IBNR) and catastrophic withhold calculation claim costs will be calculated by Humana and such IBNR and catastrophic withhold calculation amounts will be held in the Funds. Upon termination, final reconciliation of the amounts funded and claims satisfied will be made twelve (12) months following the contract termination date (the “Final Settlement”). IPA will be responsible for any net Fund deficits resulting from the Final Settlement and shall reimburse Humana the amount of any such deficits within thirty (30) days of receipt of notice of such deficits. If the Final Settlement shows that the Funds have a positive net balance, the balance will be distributed to the IPA within thirty (30) days after such final settlement.

Distribution of Settlement is outlined in the Funding Table above.

Notwithstanding anything to the contrary in this Agreement, IPA has the right to dispute only that portion of the Final Settlement amount distributed that is applicable to claims contested in accordance with Section 22.2 of this Agreement for a period of up to forty-five (45) calendar days from receipt of such Final Settlement calculation. Regardless of any dispute, Humana agrees to pay any undisputed Final Settlement surplus amounts within forty-five (45) days of the Final Settlement calculation identified above and IPA agrees to pay any undisputed Final Settlement deficits amounts to Humana within forty-five (45) days of the Final Settlement calculation above. In the event of such dispute, the parties agree to work toward a mutually agreeable resolution. In order for contestations by IPA to be accepted for review by Humana, IPA must submit those contestations in Humana’s defined format and according to Humana’s specific guidelines. Failure to comply with Humana’s guidelines and formatting requirements will result in denial of such contestations without review and will be considered as if contestations were never submitted. If the IPA contests the payment of a claim as set forth herein, then the IPA shall provide at a minimum the following information: Member name and identification number, date of service, relationship of the Member-patient to the Member who completed the application for health care benefits coverage with Humana, claim number, name of the provider of medical services, charge amount, payment amount, the allegedly correct payment amount, difference between the amount paid and the allegedly correct payment amount and a brief explanation of the basis for the contestation.

The parties acknowledge and agree that Humana’s decision on any contestation of claims in the Final Settlement will be final. In the event Humana’s review of a contestation results in Humana’s identification of the need to readjudicate identified claim(s), such amounts recovered will be credited to the applicable Primary Care Physician Fund when such readjudication by Humana is complete. However, IPA agrees to pay to Humana any deficits identified in Humana’s review of the contestation within thirty (30) days of receipt of Humana’s written response to the contestation identified above. Failure to contest the amount of Final Settlement distribution within the time specified above shall result in the waiver of IPA’s right to contest such Final Settlement distribution.

5. Method of Calculation

Personnel from Humana will be available to IPA to explain the methodology employed in any calculation permitted or required hereunder. In addition, the Manual contains general principals to be employed in calculations and illustrative examples. The parties understand that the method of calculation may change if that is necessary to make the results more accurate.

PAYMENT ATTACHMENT

1.  REIMBURSEMENT

A. Commercial Plan(s)

IPA agrees to accept as payment in full from Humana for Covered Services rendered to Members of commercial plan(s) covered by this Agreement, the lesser of IPA’s billed charges or the amount specified below, less any Copayments due from Members.

Service:	Reimbursement:

Drugs & Biologicals	100 % of Humana’s 201-544 fee schedule

All other services	100 % of Humana’s 006-333 fee schedule

For any claims for Covered Services rendered to such Members that are billed under codes not listed on Humana’s (006-333) fee schedule, IPA agrees to accept as payment in full from Humana for such Covered Services one hundred percent (100%) of Humana’s (005-333) fee schedule or IPA’s billed charges, whichever is less, less any Copayments due from Members.

For services of a physician extender, IPA agrees and shall require the physician extender to agree to accept as payment in full from Humana for Covered Services rendered to Members of commercial plan(s) covered by this Agreement, eighty percent (80%) of Humana’s (006-333) fee schedule or IPA’s billed charges, whichever is less, less any Copayments due from Member.  For any claims for Covered Services rendered to such Members that are billed under codes not listed on Humana’s (006-333) fee schedule, IPA agrees and shall require the physician extender to agree to accept as payment in full from Humana for such Covered Services eighty percent (80%) of Humana’s (005-333) fee schedule or IPA’s billed charges, whichever is less, less any Copayments due from Members.

B. Medicare PPO Plan(s)

IPA agrees to accept as payment in full from Humana for Covered Services rendered to Members of Medicare PPO plan(s) covered by this Agreement, one hundred percent (100%) of Humana’s (005-333) fee schedule or IPA's billed charges, whichever is less, less any Copayments due from Member.

For services of a physician extender, IPA agrees and shall require the physician extender to agree to accept as payment in full from Humana for Covered Services rendered to  Members of Medicare Advantage plan(s) covered by this Agreement, eighty percent (80%) of Humana’s (005-333) fee schedule or IPA’s billed charges, whichever is less, less any Copayments due from Member.

C. Medicare HMO and POS Plan(s)

See Percentage of Premium Payment Attachment

D. Traditional Plan(s)

IPA agrees to accept as payment in full from Humana for Covered Services rendered to Members of traditional plan(s) covered by this Agreement, one hundred percent (100%) of Humana’s (005-333) fee schedule, or IPA’s billed charges, whichever is less, less any Copayments due from Members.

For services of a physician extender, IPA agrees and shall require the physician extender to agree to accept as payment in full from Humana for Covered Services rendered to Members of commercial plan(s) covered by this Agreement, eighty percent (80%) of Humana’s (005-333) fee schedule or IPA’s billed charges, whichever is less, less any Copayments due from Member.

2. Fee Schedule Description

201-544 Fee Schedule:

Humana’s injectable fee schedule (201-544) uses a percentage of the CMS Average Sales Price (ASP) or another industry standard as the basis of the 201-544 fee schedule. The fee schedule includes the following administration codes: 90465, 90466, 90467, 90468, 90471, 90472, 90473, and 90474. Notwithstanding anything to the contrary in the Agreement, in the event the basis for the schedule is changed from a percentage of ASP to another basis, then Humana will provide ninety (90) days advance notice to IPA, of the new basis. The list of codes and associated fees are reviewed and updated quarterly to reflect market pricing. These quarterly updates, if any, as well as any change in the basis may result in fees being adjusted either upwardly or downwardly. These updates shall be incorporated in the Humana injectable fee schedule (201-544) without notice to IPA, but will be made available to IPA, upon request.

006-333 Fee Schedule:

Humana’s (006-333) fee schedule is based upon a modified version of the 2007 Medicare Resource Based Relative Value Scale (“RBRVS”) fee schedule and payment systems, including the site-of-service payment differential. Various percentages are applied by Humana to the fees in the schedule for specific Current Procedural Terminology (“CPT”) and Healthcare Common Procedure Coding System (“HCPCS”) codes or ranges of CPT and HCPCS codes.

Humana may modify schedule (006-333) to include codes and/or fees for services that are not included in this fee schedule (hereinafter “Gap Codes”). In most cases, the Gap Codes are adjusted by Humana using the relative value unit (“RVU”) multiplied by Medicare’s conversion factor and geographic factor to assign the fee at the same percentage applied by Humana for other codes within that code range.

Additionally, Humana may incorporate new CPT and HCPCS codes into schedule (006-333). The fee attributable to such code(s) will be determined by applying the same percentage as Humana applied to other codes within such code range to that code’ s RBRVS which is current as of the date of creation of the code.

Humana will also modify the fee for a code if the RVU for the code changes as herein described. RVU increases for a code will be measured by dividing the revised Total RVU by the prior Total RVU. “Total RVU” means the sum of all three RVU components, physician work, overhead and malpractice. If the resulting quotient is 1.25 or greater or .75 or lesser, the revised fee for such code will be determined by applying the same percentage as Humana applied to other codes within such code range to that code’s RBRVS which is current as of the date of publication of the revised RVU.

Periodic updates for new CPT codes, HCPCS codes and/or Gap Codes, or for modifications of fees resulting from adjustments to a code’s RVU as specified above, shall be incorporated into schedule (006-333) without notice to IPA, but will be available to IPA upon request. Humana may make other adjustments and modifications to this fee schedule. In such cases, Humana will provide IPA a ninety (90) day written notice prior to implementation of any other modifications and adjustments to schedule (006-333).

005-333 Fee Schedule:

Humana’s (005-333) fee schedule is based on the RBRVS fee schedule and payment systems, including the site-of-service payment differential, in effect as of the effective date of this Agreement and will change thereafter to reflect the annual updates to the schedule made by the Centers for Medicare and Medicaid Services (“CMS”). Additionally, Humana will adjust the schedule to include and assign fees for services which are not covered by RBRVS. A list of those Humana adjusted codes and fees will be available to IPA upon request.

Such annual updates by CMS and any corresponding adjustments by Humana shall be incorporated herein without notice to the IPA, but will be available to the IPA upon request. Humana may make other adjustments and modifications to the fee schedule. In such cases, Humana will provide to IPA a ninety (90) day written notice prior to implementation of any other modifications and adjustments to the fee schedule.

D. Fee Schedule Samples

Humana has provided a representative sample of these fee schedules to IPA prior to IPA’s execution of this Agreement, and thereafter will supply a sample upon written request by IPA. IPA hereby acknowledges receipt of fee schedule sample.

3.  IPA EXTENDERS

IPA agrees that in the event that IPA employs, subcontracts or dependently contracts with or uses the services of a physician extender (that is a physician assistant, advanced registered nurse practitioner, certified registered nurse anesthetist, certified nurse midwife, certified surgical assistant, certified registered nurse first assistant or such other similarly situated individual) who will be providing services to Humana Members under the supervision of IPA, IPA shall notify Humana in writing, upon execution of this Agreement and at any time during the term of this Agreement when such physician extenders are employed, subcontracted, or independently contracted with IPA, and the specific services that such physician extenders will be performing, prior to the provision of services to any Humana Member. IPA represents that physician extenders employed by or under contract with IPA will comply with the terms and conditions of this Agreement, maintain professional liability coverage and are appropriately licensed as required by applicable state and federal laws, rules and regulations. IPA acknowledges and agrees Humana retains the right to approve, suspend and/or terminate participation under this Agreement of any physician extender who will be providing services to Humana Members.

4. SPECIFIC REFERRALS

IPA and other Participating Providers acknowledge and agree that certain referrals are required to be made to specific providers designated by Humana. The specific referral providers include but are not limited to:

Services:	Vendor Entity:
Laboratory	Humana’s Current Participating Providers
Mental Health	Humana’s Current Participating Providers
Vision	Humana’s Current Participating Providers
Podiatry	Humana’s Current Participating Providers
Dental	Humana’s Current Participating Providers
Chiropractic	Humana’s Current Participating Providers
Hearing	Humana’s Current Participating Providers
Admitting	Humana’s Current Participating Providers
Home Health/Infusion/DME	Humana’s Current Participating Providers

IPA and other Participating Providers further acknowledge and agree that such specific providers may be changed or added to upon written notice by Humana to IPA.

5. MISCELLANEOUS

IPA understands that Humana may market or administer products that contain variable Copayment amounts due from the Member for Covered Services based on the medical specialty of certain physicians and the unit costs or reimbursement rates provided for in provider participation agreements. IPA agrees to participate in such products and to bill and accept as payment in full for Covered Services rendered to Members in such products the reimbursement rates set forth above less any Copayment amounts due from the Member.

In circumstances where the Member's Copayment for a Covered Service is equal to or greater than the rate set forth herein for that service, IPA agrees to accept as payment in full for the service the Member's Copayment, not to exceed the rates set forth herein. Furthermore, in such cases, IPA agrees to refund to Member the difference, if any, between the Copayment collected from the Member and such rate.

HMO PROVISIONS
ATTACHMENT

The following provisions apply solely to commercial HMO and/or Medicare Advantage HMO products and plans, as applicable.

I.
Services to Members.  In the event IPA provides a Member a non-covered service or refers a Member to an out-of-network provider without pre-authorization from Humana, IPA shall, prior to the provision of such non-covered service or out-of-network referral, inform the Member: (i) of the service(s) to be provided or referral(s) to be made; (ii) that Humana will not pay or be liable financially for such non-covered service(s) or out-of-network referral(s); and (iii) that Member will be responsible financially for non-covered service(s) and/or out-of-network referral(s) that are requested by the Member.

II.
Continuity of Care. Subject to and in accordance with all applicable state and/or federal laws, rules and/or regulations, treatment following termination or expiration of this Agreement must continue until the Member: (i) has been evaluated by a new participating provider who has had a reasonable opportunity to review or modify the Member's course of treatment, or until Humana has made arrangements for substitute care for the Member; and (ii) until the date of discharge for Members hospitalized on the effective date of termination or expiration of this Agreement. IPA agrees to accept as payment in full from Humana for Covered Services rendered to such Members, the rates set forth in the payment attachment, less any Copayments due from such Members.

III.
Medical Records. Upon request from Humana or a Member, IPA shall transfer a complete copy of the medical records of any Member transferred to another IPA and/or facility for any reason, including termination or expiration of this Agreement. The copy and transfer of medical records shall be made at no cost to Humana or the Member and shall be made within a reasonable time following the request, but in no event more than five (5) business days, except in cases of emergency where the transfer shall be immediate. IPA agrees that such timely transfer of medical records is necessary to provide for the continuity of care for Members. IPA agrees to pay court costs and/or legal fees incurred by Humana or the Member to enforce the terms of this provision.

IV.
Acquisitions. In the event IPA acquires, through an asset acquisition, merger, consolidation, lease or other means, or enters into a management agreement to manage the practice(s) of IPA(s) or IPA group(s) in Marion, Sumter, Lake, Polk, Lee, Charlotte, Collier, Manatee, Sarasota, Martin, St Lucie, Okeechobee and Glades counties, and such practices or groups have in effect an agreement with Humana to provide services to Humana’s Members at rates which are more favorable to Humana than those contained herein, the rates of such acquired practices or groups shall survive and shall not be adjusted to reflect the rates contained in this Agreement unless agreed to in writing by both Humana and IPA.

V.
Equal Access.  IPA agrees to accept Humana Members as patients within the normal scope of IPA’s medical practice. If, due to overcapacity, IPA closes his/her practice to new patients, such closure will apply to all prospective patients without discrimination or regard to payor or source of payment for services. Should IPA subsequently reopen his/her practice to new patients, IPA agrees to accept Humana Members seeking assignment and/or referral to IPA’s practice to the same extent and in the same manner as all other non-Humana patients seeking IPA’s services.

VI.	IPA Responsibilities.

A. Services

IPA agrees to be responsible twenty-four (24) hours a day, seven (7) days a week for providing Covered Services for Members including, but not limited to, prescribing, directing and monitoring all urgent and emergency care for Members.

IPA agrees to provide Humana upon request a written description of its arrangements for emergency and urgent care and service coverage in the event of unavailability due to vacation, illness, and after regular office hours. IPA shall ensure that all IPAs providing such coverage are contracted and credentialed IPAs with Humana. IPA will ensure that all IPAs providing such coverage render services under the same terms and conditions and in compliance with all provisions of this Agreement. Compensation to IPAs for "on call" coverage will be the responsibility of IPA.

In the event that emergency or urgent care services are needed by a Member outside the service area, IPA agrees to monitor and authorize the out-of-area care to provide direct care as soon as the Member is able to return to the service area for treatment without medically harmful or injurious consequences.

B. Specific Referrals

Except in the case of a medical emergency, IPA agrees to use its best efforts to admit, refer, and cooperate with the transfer of Members for Covered Services only to providers designated, specifically approved by or under contract with Humana.

In addition, IPA acknowledges and agrees that certain Members may have health benefits contracts that limit coverage to certain types of participating providers. For such Members, referrals are required to be made to specific providers designated by Humana.

C. Disease/Case Management Programs

IPA agrees to participate in Humana’s disease/case management programs as they are developed and implemented.

D. Humana First

IPA agrees to participate in Humana’s twenty-four (24) hours nurse call program, HumanaFirst, or any such successor program.

E. Hospitalist Programs

IPA agrees to cooperate with and participate in Humana’s hospitalist programs where applicable, as they are developed and implemented.

F. Transplant Programs

Upon request by Humana, IPA agrees to cooperate with and participate in Humana’s organ and tissue transplant programs as they are developed and implemented.

G. Health Improvement Studies

IPA agrees to participate in Humana’s health improvement studies as they are developed and implemented.

H. Quality Improvement Activities

IPA agrees to cooperate with Humana’s quality improvement activities and, upon request by Humana, to participate in Humana’s quality improvement activities as they are developed and implemented.

MEDICARE ADVANTAGE PROVISIONS

The following additional provisions relate specifically to Medicare Advantage products and plans and are hereby incorporated by reference into the Agreement.

a)
IPA agrees to: (i) abide by all federal and state laws regarding confidentiality, privacy and disclosure of medical records or other health and enrollment information, (ii) ensure that medical information is released only in accordance with applicable state or federal law, or pursuant to court orders or subpoenas, (iii) maintain all Member records and information in an accurate and timely manner, and (iv) allow timely access by Members to the records and information that pertain to them.

b)	Humana and IPA agree that Humana will process all claims for Covered Services which are accurate and complete within thirty (30) days from the date of receipt.

c)
IPA agrees that in no event, including, but not limited to, nonpayment by Humana, Humana’s insolvency or breach of this Agreement, shall IPA bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against Members or persons other than Humana (or the payor issuing the health benefits contract administered by Humana) for Covered Services provided by IPA for which payment is the legal obligation of Humana. This provision shall not prohibit collection by IPA from Member for any non-covered service and/or Copayments in accordance with the terms of the applicable Member health benefits contract. IPA further agrees that: (i) this provision shall survive the expiration or termination of this Agreement regardless of the cause giving rise to expiration or termination and shall be construed to be for the benefit of the Member; (ii) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between IPA and Member or persons acting on their behalf; and (iii) this provision shall apply to all employees, agents, trustees, assignees, subcontractors, and independent contractors of IPA, and IPA shall obtain from such persons specific agreement to this provision.

d)
IPA agrees to cooperate with Humana in its efforts to monitor compliance with its Medicare Advantage contract(s) and/or Medicare Advantage rules and regulations and to assist Humana in complying with corrective action plans necessary for Humana to comply with such rules and regulations.

e)
IPA agrees that nothing in the Agreement shall be construed as relieving Humana of its responsibility for performance of duties agreed to through its Medicare Advantage contracts existing now or entered into in the future with CMS.

f)
IPA agrees to comply with and be subject to all applicable Medicare program laws, rules and regulations, reporting requirements, and CMS instructions as implemented and amended by CMS. This includes, without limitation, federal and state regulatory agencies’ including, but not limited to, HHS, the Comptroller General or their designees rights to evaluate, inspect and audit IPA’s operations, books, records, and other documentation and pertinent information related to IPA’s obligations under the Agreement, as well as all other federal and state laws, rules and regulations applicable to individuals and entities receiving federal funds. IPA further agrees HHS', the Comptroller General's, or their designees right to inspect, evaluate and audit any pertinent information for any particular contract period will exist through ten (10) years from the final date of the contract period between Humana and CMS or from the date of completion of any audit, whichever is later, and agrees to cooperate, assist and provide information as requested by such entities.

g)
IPA agrees to retain all contracts, books, documents, papers and other records related to the provision of services to Medicare Advantage Members and/or as related to IPA’s obligations under the Agreement for a period of not less than ten (10) years from: (i) each successive December 31; or (ii) the end of the contract period between Humana and CMS; or (iii) from the date of completion of any audit, whichever is later.

h)
IPA agrees in the event certain identified activity(ies) have been delegated to IPA under the Agreement, any sub-delegation of the noted activity(ies) by IPA requires the prior written approval of Humana. Notwithstanding anything to the contrary in the Agreement, Humana will monitor IPA’s performance of any delegated activity(ies) on an ongoing basis and hereby retains the right to modify, suspend or revoke such delegated activity(ies) in the event Humana and/or CMS determines, in their discretion, that IPA is not meeting or has failed to meet its obligations under the Agreement related to such delegated activity(ies). In the event that Humana has delegated all or any part of the claims payment process to IPA under the Agreement, IPA shall comply with all prompt payment requirements to which Humana is subject. Humana agrees that it shall review the credentials of IPA or, if Humana has delegated the credentialing process to IPA, Humana shall review and approve IPA’s credentialing process and audit it on an ongoing basis.

1

i)	IPA agrees to comply with Humana’s policies and procedures.

j)
IPA agrees to maintain full participation status in the federal Medicare program. This also includes all of IPA’s employees, subcontractors, and/or independent contractors who will provide services, including, without limitation, health care, utilization review, medical social work, and/or administrative services under the Agreement.

k)	IPA agrees that payment from Humana for services rendered to Humana’s Medicare Advantage Members is derived, in whole or in part, from federal funds received by Humana from CMS.

l)
IPA agrees to disclose to Humana, upon request and within thirty (30) days or such lesser period of time required for Humana to comply with all applicable state or federal laws, all of the terms and conditions of any payment arrangement that constitutes a “physician incentive plan” as defined by CMS and/or any federal law or regulation. Such disclosure should identify, at a minimum, whether services not furnished by the physician/provider are included, the type of incentive plan including the amount, identified as a percentage, of any withhold or bonus, the amount and type of any stop-loss coverage provided for or required of the physician/provider, and the patient panel size broken down by total group or individual physician/provider panel size, and by the type of insurance coverage (i.e., Commercial HMO, Medicare Advantage HMO, Medicare PPO, and Medicaid HMO).

m)
IPA agrees that in the event of Humana’s insolvency or termination of Humana’s contract with CMS, benefits to Members will continue through the period for which premium has been paid and benefits to Members confined in an inpatient facility will continue until their discharge.

n)
IPA agrees to provide or arrange for continued treatment, including, but not limited to, medication therapy, to Medicare Advantage Members upon expiration or termination of the Agreement. In accordance with all applicable state and federal laws, rules and/or regulations, treatment must continue until the Member: (i) has been evaluated by a new participating provider who has had a reasonable opportunity to review or modify the Medicare Advantage Member’s course of treatment, or until Humana has made arrangements for substitute care for the Medicare Advantage Member; and (ii) until the date of discharge for Medicare Advantage Members hospitalized on the effective date of termination or expiration of the Agreement. IPA agrees to accept as payment in full from Humana for Covered Services rendered to Humana’s Medicare Advantage Members, the rates set forth in the payment attachment which are applicable to such Member.

o)
IPA agrees to cooperate with the activities and/or requests of any independent quality review and improvement organization utilized by and/or under contract with Humana as related to the provision of services to Medicare Advantage Members.

p)	IPA agrees to cooperate with Humana’s health risk assessment program.

q)
IPA agrees to provide to Humana accurate and complete information regarding the provision of Covered Services by IPA to Members (“Data”) on a complete CMS 1500 or UB 92 form, or their respective successor forms as may be required by CMS, or such other form as may be required by law when submitting claims and encounters in an electronic format, or such other format as is mutually agreed upon by both parties. The Data shall be provided to Humana on or before the last day of each month for encounters occurring in the immediately preceding month, or such lesser period of time as may be required in the Agreement, or as is otherwise agreed upon by the parties in writing. The submission of the Data to Humana and/or CMS shall include a certification from IPA that the Data is accurate, complete and truthful. In the event the Data is not submitted to Humana by the date and in the form specified above, Humana may, in its sole option, withhold payment otherwise required to be made under the terms of the Agreement until the Data is submitted to Humana.

2

r)
IPA agrees not to collect or attempt to collect copayments, coinsurance, deductibles or other cost-share amounts from any Humana Medicare Advantage Member who has been designated as a Qualified Medicare Beneficiary (“QMB”) by CMS.

s)
IPA agrees to maintain written agreements with employed and contracted health care providers and health care professionals providing services under the Agreement in a form comparable to, and consistent with, the terms and conditions of the Agreement. IPA’s downstream provider agreements shall include terms and conditions which comply with all applicable requirements for provider agreements under state and federal laws, rules and regulations including, without limitation, the Medicare Advantage rules and regulations to which Humana is subject. In the event of a conflict between the language of the downstream provider agreements and the Agreement, the language in the Agreement shall control.

3

STATE LAW COORDINATING PROVISIONS
ATTACHMENT

FLORIDA

[Please note that none of the provisions of this attachment apply to any Medicare line(s) of business covered by this Agreement.]

Humana and IPA agree that the following provisions are incorporated into the Agreement solely to the extent specifically required to ensure compliance with applicable Florida laws, rules and regulations.

Term and Termination

1
This Agreement may be terminated upon issuance of an order by the Office of Insurance Regulation (“OIR”) requiring such termination pursuant to section 641.234, The issuance of such an order by the OIR will not affect the termination of the entire Agreement which shall remain in full force and effect with respect to Humana Health Insurance Company of Florida, Inc. and/or Humana Insurance Company and product lines contemplated in the Agreement to which this provision is made a part.

2
As required under Florida Statute §641.315, IPA shall provide the OIR and Agency for Health Care Administration (“AHCA”) with sixty (60) days notice of any intended termination of the Agreement Humana shall also provide sixty (60) days advance written notice to the IPA at the address listed in the “Notice” Article of this Agreement, and to the OIR before canceling, without cause, this Agreement with IPA. Nonpayment for goods or services rendered by IPA to Humana or any of its Members shall not be a valid reason for avoiding such sixty (60) day advance notice of cancellation. Upon receipt by Humana of a sixty (60) day cancellation notice, Humana, if requested by the IPA, may terminate the contract in less than sixty (60) days if Humana is not financially impaired or insolvent.

3
Humana and IPA hereby acknowledge and agree that the provisions stated in the previous paragraph do not relieve the IPA of any of their other obligations under this Agreement that are not inconsistent with the foregoing, including without limitation, any obligation IPA has to provide more than sixty (60) days notice of cancellation of this Agreement to Humana.

4
In the event that this Agreement expires and/or is terminated for whatever reason, IPA shall continue Member(s)’ course of treatment at the payment rates set out in the payment attachment, including, but not limited to medication therapy, until the earlier of the following occurrence: (i) the expiration of six (6) months past the effective date of expiration or termination; or (ii) the Member(s) has been evaluated by a new Participating Physician and the new Participating Physician has had a reasonable opportunity to review or modify Member(s)’ course of treatment; or (iii) the completion of the Member’s course of treatment which the Member began prior to the effective date of expiration or termination of this Agreement; or (iv) for those Members who are pregnant, until completion of postpartum care.

Grievance and Appeals/Binding Arbitration/Dispute Resolution

5
IPA shall post in its facility reception areas, a notice to Members on the process for resolving complaints with Humana. Such notice shall include the Florida Agency for Health Care Administration (AHCA), the Florida Subscriber Assistance Program and the Florida Office of Insurance Regulation respective addresses and toll-free telephone numbers for filing complaints. In addition, IPA will make Humana’s Grievance Department address and telephone number available to Members upon request.

6
Physician acknowledges and agrees that in the event it is unable to resolve directly disputes that may arise with Humana, IPA will exhaust all internal Humana administrative appeal, grievance or other dispute resolution mechanisms prior to the submission of any unresolved disputes to a third party.

IPA has the right to dispute reimbursement of a claim for a period of up to twelve (12) months from the date such claim was paid or denied by Humana. In the event of such a dispute, the parties agree to work toward a mutually agreeable resolution of such dispute. IPA shall provide at a minimum the following information if the IPA contests the payment of a claim as set out herein: Member name and identification number, date of service, relationship of the Member-patient to the Member who completed the application for health benefits coverage with Humana, claim number, name of the IPA of medical and related health care services, charge amount, payment amount, the allegedly correct payment amount, difference between the amount paid and the allegedly correct payment amount and a brief explanation of the basis for the contestation. Humana will review such contestation(s) and respond to Group within thirty (30) days of the date of receipt by Humana of such contestation. The parties agree to use their best efforts to negotiate a mutually agreeable resolution within the sixty (60) day period following submission of the claim contestation to Humana. In the event the parties are unable to come to a mutually agreeable resolution within the above noted sixty (60) day time period, either party may submit such disputed claims to binding arbitration as stated below. Failure to contest the amount of any claim hereunder within the time specified above shall result in a waiver of IPA’s right to contest such claim amount distributed.

In the event IPA continues to dispute or contest the payment or denial of a claim for Covered Services rendered Members, following the parties attempts to negotiate a mutually agreeable resolution, IPA may submit such claims payment disputes or contestations to the claim dispute resolution program established under §408.7057, Florida Statutes as provided for and in accordance with the specific terms and limitations set forth thereunder. The parties agree that the date a claim is paid or denied by Humana, or its designee, is the ‘final determination’ of Humana for purposes of any claims payment disputes that may be submitted to the Florida claim dispute resolution program hereunder. IPA acknowledges and agrees that should IPA continue to dispute the payment or denial of a claim for Covered Services following submission to the above noted Florida claim dispute resolution program, such unresolved claims disputes are subject to the binding arbitration provision set forth below. IPA further acknowledges and agrees that all other disputes under this Agreement are subject to the binding arbitration provision set forth below.

Notwithstanding the above and subject to Sections 21.1and 21.2 above, IPA may elect to submit such unresolved claim payment disputes or contestations for a claim for Covered Services rendered to Members to binding arbitration as set forth below. Should IPA elect to submit such unresolved claim disputes or contestations to binding arbitration, IPA acknowledges and agrees that such submission to binding arbitration is the final and exclusive remedy for such unresolved claim payment disputes or contestations.

Subject to this section, in the event of a dispute between IPA and Humana which is not resolved as set forth above or which the parties cannot settle by mutual agreement, the dispute shall be resolved by binding arbitration, conducted by a single arbitrator selected by the parties from a panel of arbitrators proposed by the American Arbitration Association (“AAA”). This applies, without limitation, to any dispute arising out of the parties’ business relationship, including allegations or claims involving violations of state or federal laws or regulations. In the event the parties cannot agree on the arbitrator, then the arbitrator shall be appointed by the AAA. The arbitration shall be conducted in Broward County, Florida, in accordance with and subject to the Commercial Arbitration Rules of the AAA then in effect, or under such other mutually agreed upon guidelines. Judgment upon the award rendered in any such arbitration may be entered in any court of competent jurisdiction sitting in Florida or Kentucky or application may be made to such court for judicial acceptance and enforcement of the award, as applicable law may require or allow. The submission of any dispute to arbitration shall not adversely affect any party’s right to seek preliminary injunctive relief with respect to an actual or threatened termination, repudiation or rescission of the Agreement. The cost of any arbitration proceeding(s) hereunder shall be borne equally by the parties. Each party shall be responsible for its own attorneys’ fees and such other costs and expenses incurred related to the proceedings. Arbitration proceeding(s) hereunder shall be conducted solely between IPA and Humana, class-based arbitration shall not be permitted. The parties agree that in the event an issue or dispute is submitted by either party to the binding arbitration process set forth herein, the result will be the final and exclusive remedy and by submission to binding arbitration, the parties waive other remedies that may be available at law. The parties agree this Agreement is a transaction involving interstate commerce and therefore that the Federal Arbitration Act, 9 U.S.C. §1 et seq. applies.

Claims Submission and Payment

7
IPA agrees to submit all claims eligible for payment as provided under this Agreement within: (i) one hundred eighty (180) days from the date of service or date of discharge from an inpatient facility, as applicable, for primary insurers; and (ii) ninety (90) days following the date of final determination by the primary insurer for secondary insurers. Humana may, at its sole discretion, deny payment for any such claim(s) received after the above noted time periods. IPA acknowledges and agrees that at no time shall Members be responsible for any payments in addition to applicable Copayments for Covered Services provided to such Members. In the event the payment is denied as described herein, the Member’s Copayment, if any, shall be adjusted accordingly.

In accordance with requirements for requests for refund of overpayments of claims established under Florida law, IPA shall be notified in writing by Humana of any monies IPA may owe Humana, for any reason, and Hospital shall have: (i) forty (40) days from receipt of such notification to refund overpayments of claims due to Humana under this Agreement; or (ii) thirty-five (35) days from receipt of such notification to contest or deny the request. The IPA’s contestation or denial of overpayment of claims owed must be in writing and must state the specific reason for contesting or denying. IPA agrees that as the mutually agreed upon method of reconciliation for requests for refund of overpayment of claims amounts due hereunder, Humana may deduct monies that otherwise may be due and payable to Humana from any outstanding monies that Humana may, for any reason, owe IPA, if: (a) IPA agrees in writing to the offset of monies; or (b) IPA does not appropriately respond to a request for refund of overpayments as indicated hereunder within the above noted time periods. The parties agree that requests for refund of overpayments of claims are limited to the thirty (30) month period following the date the claim was paid, except in cases of fraud.

Notwithstanding anything to the contrary in this Agreement and subject to requests for refund of overpayments of claims, IPA agrees that Humana may make retroactive adjustments to the payments made in accordance with the payment arrangements outlined in the payment attachment for changes in enrollment and/or eligibility and other business reasons including, but not limited to, claims payment errors, data entry errors, capitation errors and incorrectly submitted claims. Excluding government programs, including without limitation any Medicare Advantage plan and/or Medicaid HMO plan, offered or administered by Humana and governed under federal laws, rules and regulations, and programs not otherwise governed under Florida law, the parties agree that retroactive adjustments to payments made to IPA for changes in enrollment and/or eligibility status are limited to the one (1) year period following the date the claim was paid or denied.

Amendment

To Independent Practice Association Participation Agreement

This AMENDMENT is entered into this __ day of__________________, 2008 by and between Metcare of Florida, Inc (herein referred to as “IPA”) and Humana Medical Plan, Inc., Humana Health Insurance Company Of Florida, Inc., and, Humana Insurance Company, and their affiliates who underwrite or administer health benefit plans (collectively, “HUMANA”).

WHEREAS, the parties entered into an Independent Practice Association Participation Agreement effective ______________________, (“Agreement”);

WHEREAS, the parties desire to further amend the terms of the Agreement:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.	The Letter Of Credit Attachment, attached hereto, is hereby added to the Agreement.

The effective date of this Amendment shall be ______________________.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

IN WITNESS WHEROF, the parties have executed the Amendment the day and year first above written.

IPA	HUMANA

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Tax ID#: 65-0879131	Humana Medical Plan, Inc.
Humana Health Insurance Co. of FL, Inc.
Humana Insurance Company

Amendment	1 of 3
June 19, 2008
IPA_FL_08152006

Amendment

To Independent Practice Association Participation Agreement

Letter of Credit
Attachment

Metcare of Florida Inc (herein referred to as IPA) shall provide HUMANA, by September 1, 2008, with an irrevocable standby letter of credit initially in the amount of one million dollars ($1,000,000.00) (“Letter of Credit Amount”), a copy of which shall be attached hereto as Attachment A1. The Letter of Credit Amount shall be reviewed quarterly and may be adjusted with HUMANA’s approval. In the event the Letter of Credit Amount is to be increased or decreased as a result of the review described above, IPA shall cause to be issued a new or amended Letter of Credit to HUMANA for its written approval. The then current Letter of Credit shall not expire until such new or amended Letter of Credit is delivered to HUMANA and HUMANA has issued its written approval.

Each Letter of Credit, and any drawing instructions contained therein, shall be in form and substance satisfactory to HUMANA and in HUMANA’s name, shall be irrevocable, shall be drawn on a financial institution acceptable to HUMANA, and shall be payable at sight and after the date of issuance at such financial institution or a branch or office thereof when accompanied by a written statement or drawing certificate signed by an authorized representative of HUMANA in the a form described in the Letter of Credit.

In the event HUMANA has received notice of cancellation or non-renewal from the issuer of the Letter of Credit within ninety (90) days prior to the expiration date of the Letter of Credit, or within ninety (90) days prior to the expiration date of any succeeding renewal period pertaining to a Letter of Credit, IPA shall have three (3) business days to obtain a renewal or a replacement Letter of Credit issued in accordance with the terms hereof. In the event that a renewed or replacement Letter of Credit is not provided by IPA to HUMANA within such time period, HUMANA may immediately draw down the entire amount, or balance thereof, of the Letter of Credit. In addition, such failure to renew or replace the Letter of Credit shall constitute a breach and default by IPA under this Agreement, and HUMANA may thereafter terminate this Agreement effective upon the earlier of the expiration date of the Letter of Credit or ninety (90) days notice to IPA, and hold all proceeds of the Letter of Credit until completion of the final settlement.

In the event HUMANA at any time draws down the Letter of Credit, IPA shall, within three (3) business days of the satisfaction of the draw by the issuer, replenish the Letter of Credit by an amount equal to the amount of the draw. In the event that the Letter of Credit is not replenished in such amount within such time period, HUMANA may immediately draw down the balance of the Letter of Credit. In addition, such failure to replenish the Letter of Credit shall constitute a breach and default by IPA under this Agreement, and HUMANA may thereafter terminate this Agreement effective upon the earlier of the expiration date of the Letter of Credit or ninety (90) days following the end of the three (3) business day period described above, and hold all proceeds until completion of final settlement under the terms of this Agreement.

Amendment	2 of 3
June 19, 2008
IPA_FL_08152006

Amendment

To Independent Practice Association Participation Agreement

If at any time HUMANA determines that the total financial deficits attributable to IPA under this Agreement exceeds the Letter of Credit Amount, HUMANA shall give written notice to IPA of such deficits, together with its calculations thereof, IPA shall have ten (10) business days following such notice to increase the Letter of Credit Amount by an amount equal to the amount of the deficit which is in excess of the Letter of Credit Amount. In the event IPA does not increase the Letter of Credit by such amount within the ten (10) business day period described above, such failure shall constitute a breach and default by IPA under this Agreement, and HUMANA may draw upon the entire amount of the Letter of Credit and hold all proceeds until completion of final settlement under the terms of this Agreement and thereafter may terminate this Agreement effective upon the earlier of the expiration date of the Letter of Credit or upon ninety (90) days written notice of termination to IPA

Notwithstanding anything to the contrary in this Agreement, HUMANA may upon written notice to IPA upon the failure of IPA to provide a Letter of Credit, or replacement or amendment thereof, or to replenish a drawn upon Letter of Credit, as required under this Agreement, and without prejudice to any other rights of HUMANA stated herein, offset any part or all of IPA payments from HUMANA under the terms of this Agreement up to the Letter of Credit Amount.

Amendment	3 of 3
June 19, 2008
IPA_FL_08152006